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                                   COMPANY CONTACT:    DOMINICK J. VALENZANO
                                                       CHIEF FINANCIAL OFFICER
                                                       212-563-3355



FROM:  TRANS WORLD GAMING CORP.
       ONE PENN PLAZA
       SUITE 1503
       NEW YORK, NY  10119




                          TRANS WORLD GAMING CORP. ACQUIRES
                     TWO OPERATING CASINOS IN THE CZECH REPUBLIC


                          THE COMPANY ANNOUNCES 1997 RESULTS



     NEW YORK, NEW YORK, APRIL 1, 1998 -- TRANS WORLD GAMING CORP. ("TWG")
(OTC BULLETIN BOARD:  IBET, IBETW) TODAY ANNOUNCED THAT ON MARCH 31, 1998 IT
ACQUIRED TWO OPERATING CASINOS AND PROPERTY UPON WHICH TO BUILD A THIRD
CASINO IN TOWNS THAT BORDER GERMANY AND AUSTRIA IN THE CZECH REPUBLIC.

     IN ORDER TO FUND ITS ACQUISITION, THE COMPANY ISSUED $17 MILLION OF 12%
SENIOR SECURED NOTES DUE MARCH 2005 AND TEN YEAR WARRANTS TO PURCHASE
APPROXIMATELY 7.4 MILLION SHARES OF COMMON STOCK REPRESENTING 40% OF THE
COMPANY'S FULLY DILUTED COMMON STOCK AT AN EXERCISE PRICE OF $.01.  IN ADDITION,
TRANS WORLD GAMING SUCCESSFULLY RE-NEGOTIATED THE TERMS OF THE COMPANY'S
OUTSTANDING $4.8 MILLION 12% SECURED CONVERTIBLE SENIOR BONDS, THE OUTSTANDING
WARRANTS RELATED TO THE BONDS AND CERTAIN WARRANTS HELD BY OTHER INVESTORS.


     ANDREW TOTTENHAM, CHIEF EXECUTIVE OFFICER OF TRANS WORLD GAMING CORP.,
STATED, "THE FINANCING WILL ENABLE THE COMPANY TO BEGIN EXECUTING ITS LONG-TERM
STRATEGIC INITIATIVES, INCLUDING GEOGRAPHIC EXPANSION INTO UNSERVED LEISURE
MARKETS.  THE COMPANY'S ACQUISITION OF CASINOS IN THE CZECH REPUBLIC REPRESENTS
AN IMPORTANT MILESTONE IN OUR OVERALL BUSINESS STRATEGY.  THESE TRANSACTIONS
WILL ALLOW US TO ESTABLISH A PRESENCE IN THE SMALL TO MEDIUM SIZE CASINO ARENA
AND SIGNIFICANTLY EXPAND OUR OPERATION.  WE LOOK FORWARD TO SECURING ADDITIONAL
OPPORTUNITIES IN THE FUTURE, WHICH ALLOW US TO ACHIEVE GREATER MARKET
PENETRATION."

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PAGE 2


THE COMPANY ALSO ANNOUNCED EARNINGS OF $80,000 OR $.03 PER SHARE FOR YEAR ENDED
DECEMBER 31, 1997 COMPARED TO A NET LOSS OF $12.8 MILLION OR $5.02 PER SHARE FOR
THE PRIOR YEAR ENDED DECEMBER 31, 1996.  REVENUES FOR THE COMPANY IN 1997 WERE
$6.9 MILLION REPRESENTING AN INCREASE OF $.2 MILLION OVER THE REVENUES FOR 1996
OF $6.7 MILLION.  TOTTENHAM SAID, "WE ARE PLEASED TO SHOW POSITIVE RESULTS FOR
THE YEAR AFTER THE DISAPPOINTING PERFORMANCE IN 1996.  WE ARE ENCOURAGED BY THE
NUMBERS AND ARE EXCITED ABOUT THE PROSPECTS FOR THE COMING YEAR."


     TRANS WORLD GAMING OWNS AND OPERATES TWO CASINOS FEATURING VIDEO POKER IN
LOUISIANA AND SPECIALIZES IN SMALL TO MEDIUM CASINOS AND GAMING PARLORS IN LOCAL
VENUES WORLDWIDE.  THROUGH ITS WHOLLY-OWNED SUBSIDIARY, TOTTENHAM AND COMPANY,
AN INTERNATIONAL GAMING CONSULTANCY, THE COMPANY PROVIDES CLIENTS IN THE U.S.
AND ABROAD WITH ASSISTANCE IN CORPORATE STRATEGY DEVELOPMENT, MERGERS AND
ACQUISITIONS, FEASIBILITY STUDIES, COMPANY/OPERATIONAL REVIEWS, GAMING POLICY
GUIDANCE, CASINO DEVELOPMENT AND MANAGEMENT SERVICES AND EXECUTIVE SEARCH.  THE
COMPANY MAINTAINS OFFICES IN NEW YORK AND LONDON.


                                       *******

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:  THE STATEMENT CONTAINED IN THIS RELEASE WHICH ARE NOT HISTORICAL FACTS
CONTAIN FORWARD LOOKING INFORMATION WITH RESPECT TO PLANS, PROJECTIONS OR FUTURE
PERFORMANCE OF THE COMPANY, THE OCCURRENCE OF WHICH INVOLVE CERTAIN RISKS AND
UNCERTAINTIES DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE
COMMISSION.


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TRANS WORLD GAMING CORP.
     FINANCIAL HIGHLIGHTS
          (In thousands except per share data)


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                               Three months ended          Year
                                                           Ended
                              December 31,              December 31,
                                 1997         1996         1997         1996
                               --------     --------     --------     --------
Revenues                       $  1,731     $  1,692     $  6,901     $  6,655

Total Costs and Expenses          1,906       13,256        6,821       19,095
                               --------     --------     --------     --------

Pre-tax income/(loss)              (175)     (11,564)          80      (12,440)

Tax                            $    (41)    $    256     $    -       $    320
                               --------     --------     --------     --------

Net income/(loss)              $   (134)    $(11,820)    $     80     $(12,760)
                               --------     --------     --------     --------

Net income/(loss) per share    $  (0.05)    $  (4.65)    $   0.03     $  (5.02)
                               --------     --------     --------     --------

Common shares outstanding         2,919        2,544        2,919        2,544




SELECTED BALANCE SHEET INFORMATION

                                            December 31,
                                                1997                    1996
                                            ------------                ----
Total current assets                        $    758                  $  1,052
Total assets                                   3,070                     2,351
Total liabilities                              6,796                     6,453
Long term debt                                 5,150                     4,825
Shareholders' equity/(deficit)              $ (3,726)                 $ (4,103)


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